Exhibit No. 15

February 6, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

RE:

Regis Corporation Registration Statements on Form S-3 (File Nos. 333-160438, 333-125631, 333-100327, 333-102858, 333-116170, 333-87482, 333-51094, 333-78793, 333-89279, 333-90809, 333-31874, 333-57092 and 333-72200), and Form S-8 (Nos. 333-170517, 333-163350, 333-123737, 333-88938, 33-44867 and 33-89882)

Commissioners:

We are aware that our report dated February 6, 2012 on our review of the interim financial information of Regis Corporation for the three and six month periods ended December 31, 2011 and 2010 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota